BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190202726-61
Secretary of State	Filing Date and Time: 05/08/2019 12:58 PM
State of Nevada	Entity Number: E0330902018-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Toga Limited

2. The articles have been amended as follows: (provide article numbers, if available)

See Attachment to Certificate of Amendment.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 59.96%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
TOGA LIMITED

Article IV Authorized Capital Stock:

1) All issued and outstanding shares of Common Stock of the Corporation shall be decreased at the rate of one (1) share for every ten (10) shares issued and outstanding. All fractional shares shall be rounded up to the nearest whole number. No action on the part of the shareholder or the Corporation is necessary, although through its transfer agent, the shareholder may exchange existing certificates for new certificates representing the appropriate number of shares resulting from the decrease.

2) Article IV (A) of the Corporation's current Articles of Incorporation is hereby amended in its entirety to read as follows:

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one billion twenty million (1,020,000,000) shares, each with a par value of $0.0001 per share. One billion (1,000,000,000) shares shall be Common Stock and Twenty million (20,000,000) shares shall be Preferred Stock.